Exhibit (r)

5.1 Code of Ethics: Code of Ethics

Entities: Barings Private Credit Corporation, Barings BDC, Inc. and Barings Capital Investment Corp. (each a “Company”)

Compliance Policy: Code of Ethics (“Policy”)

Board Oversight Body: Full Board

Original Date of Policy: August 2, 2018

Last Revision Date: March 15, 2021

5.1.1 Introduction

Each Company is required to adopt a Code of Ethics (“Code”) pursuant to Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940 ( “1940 Act”) with respect to certain types of personal securities transactions by the Company’s Officers and its Board of Directors (“Board” or “Directors).

The Code establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Company may abuse their fiduciary duty and to otherwise deal with the types of conflict of interest situations under Rule 17j-1. In addition to approving a Company’s Code, a Board is also required to review and approve the adviser (the “Adviser”) Codes of Ethics and any material amendments thereto.

Each Company’s and the Adviser’s Codes of Ethics must contain provisions reasonably necessary to prevent access persons of the Company from engaging in fraudulent, deceptive or manipulative acts, practices or courses of business. The Company’s and the Adviser’s Codes of Ethics must also provide for initial reports of holdings, quarterly reports of transactions and annual reports of holdings for review and for preapproved transactions in initial public offerings (“IPO’s”) and private placements.

5.1.2 Policy Statement

In connection with each Company’s obligations under Rule 17j-1, each Company has adopted the Adviser’s Global Code of Ethics.

5.1.3 Procedures

A copy of the Adviser’s Global Code of Ethics has been provided to each Company and any changes made to such Policy are provided by the Adviser quarterly.

5.1.4 Conflict Resolution and Escalation Process

Associates of any Service Provider and Officers and Directors of a Company will immediately report any issues that they believe are a potential or actual breach of any Policy or Procedure to the Chief Compliance Officer or in his/her absence to the relevant Company’s Chief Legal Officer or Counsel.

The Chief Compliance Officer, in consultation with the Adviser’s Legal Department, the Chief Legal Officer and Company Counsel, may grant exceptions to any provision in this Compliance Manual so long as such exceptions are consistent with the purpose of the Compliance Manual and applicable law, documented and retained for the required period. Any exceptions granted under this Compliance Manual will also be reported to the relevant Board.

Any questions regarding the applicability of this Policy should be directed to the Chief Compliance Officer.

5.1.5 Governing Regulatory Statute

•	Rule 17j-1 of Investment Company Act of 1940

5.1.6 Books and Records Retained

The records referenced or produced under this Policy will be retained in accordance with the relevant Company’s Books and Records: Recordkeeping Policies and Procedures.

5.2 Code of Ethics: Insider Trading and Reporting Requirements under Section 13 and 16 of the Securities Exchange Act of 1934

Entities: Barings Private Credit Corporation, Barings BDC, Inc. and Barings Capital Investment Corp. (each a “Company”) Compliance Policy: Securities Exchange Act of 1934 (“Policy”)

Board Oversight Body: Full Board

Original Date of Policy: August 2, 2018

Last Revision Date: March 15, 2021

5.2.1 Introduction

Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), contains significant reporting and liability provisions relating to purchases and sales as well as other transactions, in the securities of companies whose shares are registered under the Exchange Act, including a Company, its officers (as defined in Exchange Act Rule 16a-1(f), the “Officers”) Board of Directors (“Board” or “Directors” and, collectively with the Officers, “Covered Persons”) and certain principal shareholders owning more than 10% of a registered class of a Company’s equity securities.

It is each Company’s policy, to the extent applicable, to comply with, and timely submit beneficial ownership of securities reports under, Sections 13(d) and 13(g) of the Exchange Act (Schedules 13D and G) and Section 16 of the Exchange Act (Forms 3, 4 and 5).

5.2.2 Policy Statement

To the extent applicable, a Company and its Covered Persons will comply with the requirements of Section 16 of the Exchange Act.

5.2.3 Procedures

Reporting Requirements Under Section 16 of the Exchange Act

SEC Form 3 – Initial Statement of Beneficial Ownership

Within ten days of becoming a Covered Person of the relevant Company, a Covered Person must file with the Securities and Exchange Commission (“SEC”) and the relevant Company an initial statement of beneficial ownership on Form 3, indicating his or her beneficial ownership of Company shares or the absence of such ownership. As noted below, the initial Form 3 and all subsequent Section 16 filings must be made electronically through the SEC’s online reporting system.

A Covered Person must include in a Form 3 report, as well as in the Form 4 and Form 5 reports below, any Company shares of which such person is a beneficial owner.

SEC Forms 4 and 5

After the initial Form 3 filing, when a change in beneficial ownership of the relevant Company’s shares occurs that is not exempted, the Covered Person must file a report on Form 4 with the SEC and the relevant Company. A Form 4 must be filed before the end of the second business day following the day on which the subject transaction has been executed.

Any person who is a Covered Person at any time during the relevant Company’s fiscal year must file a SEC Form 5 within 45 days of the end of such fiscal year in order to report information about transactions not previously reported on Forms 3, 4 or 5. (e.g., if in any given year a Covered Person must file a Form 5 with respect to the relevant Company, whose fiscal year ends December 31, the Covered Person must file the Form 5 by February 14 of such year.)

A Form 4 must set forth the changes in beneficial ownership and should generally show the number of shares of the relevant Company beneficially owned immediately following the reported transaction and the nature of that ownership (e.g., directly, through a trust, etc.). Form 4 will usually be required for open market sales and purchases and derivative transactions, although certain transactions in which Covered Persons may engage may be eligible for delayed reporting on Form 5. (e.g., subject to certain conditions, small acquisitions not exceeding $10,000 during any six-month period may be reported annually on Form 5 instead of Form 4, provided that, if and when the conditions are no longer met, such that the small acquisition no longer qualifies for deferred reporting on Form 5 the acquisition must be reported on Form 4 within the two business day deadline specified above.) Bona fide gifts of Company shares may also be reported on Form 5 instead of Form 4.

Certain transactions need not be reported at all. These transactions include acquisitions under dividend reinvestment plans and mere changes in the form of beneficial ownership (such as certain transfers to a trust where the transferor’s pecuniary interest does not change). Holdings that result from these transactions will nonetheless need to be included with any other holdings that are otherwise reported, as required, on Form 4 or 5.

A Form 5 is not necessarily required each year. It is only required to be filed when there are previously unreported transactions during the relevant fiscal year. If a Form 5 is required, it must also report the Covered Person’s total beneficial ownership of the relevant Company’s shares. A Covered Person who is not required to file a Form 5 in a given year will provide a written representation to the Adviser’s Compliance Department (“Compliance Department”) to this effect. Covered Persons who report all transactions on Form 4 even those transactions exempt from reporting on Form 4 or do not engage in transactions reportable on Form 5 may never have to file a Form 5.

After leaving office, a Covered Person is also required to report any change in beneficial ownership that results from a non-exempt transaction within six months after any non-exempt, “opposite way” transaction prior to such date. So long as the Covered Person who is or was an officer, or director of the relevant Company had no non-exempt transactions in the six months prior to leaving office, he or she will have no post-termination reporting obligations.

Electronic Filing Requirements

SEC rules and form amendments governing Forms 3, 4 and 5 and Section 16 reports require that such forms be submitted electronically via the SEC’s online reporting system at https://www.onlineforms.edgarfiling.sec.gov.

Beneficial Ownership

Forms 3, 4 and 5 require reporting of all shares of the relevant Company in which the Covered Person has a pecuniary interest, whether directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise. Direct ownership means any securities held by a person for his or her own benefit, no matter how acquired. These include any derivative securities, such as any share purchase rights that derive their value from the relevant Company’s shares.

Indirect ownership means securities owned by others where an individual, while not the direct owner, has pecuniary benefits substantially equivalent to ownership. These include securities held for a person’s benefit under a trust, will, partnership or other arrangement or in a corporation in which the Covered Person is a controlling shareholder. Shares held by or for the benefit of members of the Covered Person’s immediate family who share his or her home must be reported as being indirectly owned, although the Covered Person may rebut this presumption of beneficial ownership. Similarly, any person may state in their Forms 3, 4 or 5 that the filing should not be deemed an admission that such person is, for purposes of Section 16 or otherwise, the beneficial owner of any equity securities covered by the filing.

Reporting of Late Filings

The relevant Company is required to disclose late filings under Section 16(a) in certain filings made with the SEC. This disclosure must identify for each person who failed to timely file a report required by Section 16(a), the number of late reports, the number of transactions that were not reported on a timely basis, and any known failure to file a required Form.

Legal Restrictions on Securities Trading by Insiders

Sales of Shares and Gifts by Affiliates: Rule 144

A person who is an affiliate of a Company should publicly sell Company shares only pursuant to an effective registration statement covering the sale or pursuant to SEC Rule 144. This rule applies to shares purchased on the open market, shares received in a registered offering and any other shares however acquired, including shares acquired, directly or indirectly, from a Company or an affiliate of the Company in a private placement.

Sales under Rule 144 must generally meet the following five requirements:

•	Current Public Information - Rule 144 is only available if a Company is current in its reports to the SEC;
•	Holding Period - Shares acquired, directly or indirectly, from a Company or an affiliate of the Company in a private placement must be held for six months before a sale in the public market may be made pursuant to Rule 144. The holding period does not apply to securities acquired in the open market or in an offering registered under the Securities Act of 1933, as amended;
•	Volume Limitations - During any three-month period, the number of shares of a Company sold by an affiliate under Rule 144 may not exceed the greater of (i) one percent of the Company’s outstanding shares; or (ii) the Company’s weekly average trading volume (determined by averaging volume for the four weeks preceding the week in which a Form 144 is filed or, if volume increases, an amended Form 144). In computing whether their sales are within this quantity limit, affiliates must count not only their own Rule 144 sales but also Rule 144 sales during the preceding three months by (a) their relatives or the relatives of their spouse, if any such persons have the same home as the affiliate; (b) trusts or estates in which they or any of the relatives described above have a ten percent or more beneficial interest or serve as trustee or executor; (c) corporations in which they or any of the relatives described above own individually or collectively ten percent or more of either the equity interest or any class of equity securities; (d) donees or trusts established by them, for two years after the making of the gift or trust settlement; and (e) persons with whom they act in concert;
•	Manner of Sale - Sales by affiliates under Rule 144 must be made in brokers’ transactions (i.e., transactions which prevent solicitation of a buyer) or directly to a market maker; and
•	Notice of Sale - Further, unless the amount of sales within the three-month period is less than 500 shares and $10,000, an affiliate selling Company shares in reliance upon Rule 144 must file three copies of Form 144 with the SEC and one copy with the exchange on which a Company’s shares are traded. The Form must be transmitted for filing when the sell order is placed with the affiliate’s broker. Mailing Form 144 after the order is placed is not sufficient.

Gifts of Company shares by affiliates should be made under arrangements that ensure that the donee will comply with Rule 144, or some other exemption from registration, such as the private placement exemption, and afford the donor appropriate notice in connection with subsequent resales. Persons making gifts of Company shares should contact the relevant Company’s Legal Counsel for appropriate forms.

Liability Resulting From a Purchase and Sale or a Sale and Purchase Within Six Months

Section 16(b) of the Exchange Act requires a Covered Person to forfeit to the relevant Company any profit realized from any purchase and sale, or any sale and purchase, of Company shares within any period of less than six months (i.e., short-swing profit). As stated above, Section 16(b) also applies to a person who beneficially owns or participates in a group that beneficially owns more than 10% of the outstanding shares of the relevant Company. For purposes of determining who is a 10% beneficial owner, the SEC uses the same definition it uses for purposes of Schedules 13D and 13G. The purpose of Section 16(b) is to prevent the unfair use of inside information regarding the relevant Company. However, Section 16(b) requires such forfeiture regardless of whether the insider in question acted in good faith or used inside information. The profits are subject to recovery either by the relevant Company or by a shareholder on behalf of such Company. As a result of Forms 4 and 5, transactions by Covered Persons and 10% shareholders are matters of public record.

Generally, in measuring the amount of short-swing profits, the courts simply match the highest sale prices against the lowest purchase prices within the six-month period. Profits are not only a gain from an ordinary purchase and a sale, but also realized from a sale followed by a purchase during the next six months at less than the prior sale price. Thus, there may be liability even though the Covered Person or 10% shareholder in question had a net loss from all transactions during the period.

Section 16(b) covers the purchase and sale of Company shares of which a Covered Person or 10% shareholder is deemed to be an indirect owner, as well as those shares of which such person is the direct owner. The analysis of what shares a person is deemed to own is described above as applicable in reporting ownership on Forms 3, 4 and 5. The case law on the subject is complex and, in some instances, takes an expansive view of what constitutes beneficial ownership.

Section 16(b) also covers transactions involving derivative securities, such as share purchase rights. A transaction involving a derivative security is deemed to be a transaction in the underlying security. The rules under Section 16(b) provide exemptions for many such transactions. (e.g., the acquisition of shares under a Company’s dividend reinvestment plan, for example, will not be a purchase.) The acquisition or disposition of rights to buy or sell Company shares will generally be considered purchases and sales, and will be matched against sales and purchases of other derivative securities or of Company shares.

Purchase or Sale by a Person Knowing of Undisclosed Material Developments

It is against the law and the inside information statement of a Company and its Adviser for any Director or Officer of such Company, the Adviser and its employees, officers and members of its Board of Managers to trade in shares of a Company while in possession of material, non-public information regarding the Company.

Section 16(a) Reporting

Each Company’s Chief Compliance Officer (“Chief Compliance Officer”) will provide a copy of this Policy to the Company’s Officers and Directors, and the Company’s Adviser. The Adviser will (i) determine which of its affiliated persons are Covered Persons, (ii) inform such persons of their obligations and (iii) take steps reasonably designed to ensure compliance with the following procedures:

•	The Compliance Department will file Forms 3, 4 and 5 for any Covered Person who is an employee of the Adviser and any disinterested Director who delegates such responsibility to the Adviser;
•	Compliance will obtain for the Adviser’s Covered Person (i) the necessary codes to enable the Compliance Department to file these forms on the Covered Person’s behalf via EDGAR and where necessary; (ii) a power of attorney to enable the Compliance Department to sign the Forms on behalf of the Covered Person;
•	The Adviser’s Legal Department and relevant investment group will inform the Compliance Department of (i) the names of any changes to the list of Covered Persons with respect to the existing BDCs ; and (ii) new BDCs that the Adviser manages or sub-advises and the names of the Adviser’s employees that would be considered a Covered Person with respect to a Company. The Adviser’s Legal Department or Chief Legal Officer will also inform the Compliance Department of any transactions in a Company by the Adviser;

•	It is the responsibility of each of the Adviser’s Covered Persons to immediately notify the Compliance Department of any transactions in a Company (As a general practice, transactions by employees of the Adviser need to be pre-cleared under the Adviser’s Code of Ethics and Personal Securities Transactions policy), except for any derivative transactions in a Company occurring in any Adviser or MassMutual sponsored deferred compensation plan, if applicable. With respect to derivative transactions in a Company through the relevant non-qualified deferred compensation plans, the Compliance Department will also provide the Adviser’s and MassMutual’s Benefits Management Department with the list of Covered Persons. MassMutual’s Benefits Management Department will provide the Compliance Department with a bi-weekly list of transactions, if any, in the relevant Company’s shadow account as a secondary check to ensure that such insider’s SEC filing is made timely. At the time of the filing, the Compliance Department will also send a copy to the issuer’s secretary and the Covered Person.

Each disinterested Director, who has not delegated responsibility to the Adviser, is responsible for (i) timely filing his or her reports on Forms 3, 4 and 5 Form with the SEC electronically; and (ii) providing an electronic copy of such filing to the Compliance Department. Section 16 obligations and timely filings thereunder are ultimately the responsibility of the relevant Covered Person.

Reporting of Late Filings

The Adviser’s Legal Department will identify on its filing checklists those SEC reports that require disclosure of late filings under Section 16(a). With respect to those filings requiring such disclosure, the Adviser’s Legal Department and Chief Legal Officer will gather such information from the Compliance Department and review the Forms 3, 4 and 5 filings and the representation letters submitted by Covered Persons to determine if any person failed to timely make a required filing. If there were any late filings, the Adviser’s Compliance or Legal Department will prepare the appropriate disclosure in the applicable report and will notify the Chief Compliance Officer. Any questions will be directed to Company’s Counsel.

Rule 144

Company counsel will be consulted in determining which Covered Persons should be considered affiliates of a Company who should only sell Company shares pursuant to an effective registration statement covering the sale or pursuant to Rule 144.

Insider Trading

Each Company and its Adviser are subject to a Code of Ethics and Personal Securities Transactions policy. The Adviser’s Legal Department is responsible for informing a Board of any blackout periods that apply to Directors, who are not also employees of the Adviser, and subject to preclearance and under the Code of Ethics and Personal Securities Transactions policy.

Blackout Trading Restrictions.

Quarterly Blackout Periods. A Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for such Company’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while in possession of material non-public information (“MNPI”), Covered Persons, as well as their Family Members1 and any entities that such a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), will not be pre-cleared to trade in Company securities during the period beginning one week prior to the end of each fiscal quarter and ending after the second full business day following the public release of the relevant Company’s earnings results for that quarter.

[1]	“Family Members” include family members who reside with such Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Covered Person’s household, and any family members who do not live in such household but whose transactions in a Company’s securities are directed by the Covered Person or are subject to the Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they trade in a Company’s securities.

Event-specific Blackout Periods. From time to time, an event may occur that is material to a Company or the market for its securities and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the relevant Company’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company securities during an event-specific blackout, the relevant Company’s Chief Compliance Officer will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while in possession of MNPI regarding a Company or the market for its securities.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell such securities even during the quarterly blackout period. Hardship exceptions may be granted only by the relevant Company’s Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute MNPI and that the requesting person does not otherwise possess MNPI regarding the relevant Company. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Rule 10b5-1 Trading Plans.

Notwithstanding the prohibition against insider trading, Exchange Act Rule 10b5-l and this Policy permit a Covered Person to trade securities issued by a Company regardless of his or her awareness of MNPI regarding the relevant Company or the market for its securities if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of such MNPI and which otherwise fully complies with Exchange Act Rule 10b5-1.

A Rule 10b5-1 trading plan (“trading plan”) must be written and must either (i) specify the amount, pricing and timing of transactions in advance, (ii) establish a formula for determining such items, or (iii) delegate discretion on these matters to an independent third party. A Covered Person who wishes to enter into a trading plan, or any amendment of a previously adopted plan, must email the trading plan or amendment to the relevant Company’s Chief Compliance Officer for his or her approval prior to adoption of the trading plan or the amendment. Further, trading plans (including amendments) must meet the requirements of Rule 10b5-1 and may not be adopted when the Covered Person is in possession of MNPI about any securities which are subject to the plan. Once adopted, no further pre-approval of transactions conducted during the term of and pursuant to the trading plan will be required; however, a Covered Person may adopt, amend or replace his or her trading plan only during periods when trading is permitted in accordance with this Policy. See “Blackout Trading Restrictions” above.

Once a trading plan is adopted, the Covered Person generally must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

Transactions Pursuant to Dividend Reinvestment Plans

If you participate in an automatic dividend reinvestment plan, including with respect to a Company’s securities, this Policy does not apply to purchases of securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the subject securities. This Policy, including any black-out periods applicable to transacting in a Company’s securities, does apply, however, to voluntary purchases of securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan. This Policy also applies to your sale of any securities purchased pursuant to the plan.

Additional Prohibited Transactions

Each Company and the Adviser considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in a Company’s securities or certain derivatives thereof. Accordingly, the following additional policies also apply with respect to the trading activities of Covered Persons:

Short-Term Trading. Short-term trading of a Company’s securities by a Covered Person may be distracting to such person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases a Company’s securities may not sell any securities of the same class for that Company during the six months following such purchase. In addition, as discussed above, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of a Company’s equity securities by such Company’s officers and directors and certain other persons. Restrictions pursuant to section 16(b) apply to transactions on a matched basis, regardless of the results of trading of actual security positions.

Short Sales. Short sales of a Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Covered Persons are prohibited from engaging in short sales of Company securities. In addition, Section 16(c) of the Exchange Act prohibits each Company’s officers and directors, and certain other persons, from engaging in short sales of the Company’s securities.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities concerning a Company’s securities is, in effect, a bet on the short-term movement of the Company’s securities and therefore may create the appearance that a Covered Person is trading based on MNPI concerning the Company or the market for its securities. Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. Accordingly, Covered Persons are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, relating to the Company’s securities. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit a Covered Person to continue to own the relevant Company’s securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the relevant Company’s other stockholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the relevant Company’s securities, Covered Persons are prohibited from holding the relevant Company’s securities in a margin account as collateral for a margin loan or otherwise pledging such Company’s securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge a Company’s securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Covered Person who wishes to pledge the relevant Company’s securities in a margin account or as collateral for a loan must submit a request for approval to the relevant Company’s Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of a Company’s securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

5.2.4 Conflict Resolution and Escalation Process

Associates of any Service Provider and Officers and Directors of a Company will immediately report any issues that they believe are a potential or actual breach of any Policy or Procedure to the Chief Compliance Officer or in his/her absence to the relevant Company’s Chief Legal Officer or Counsel.

The Chief Compliance Officer, in consultation with the Adviser’s Legal Department, the Chief Legal Officer and Company Counsel, may grant exceptions to any provision in this Compliance Manual so long as such exceptions are consistent with the purpose of the Compliance Manual and applicable law, documented and retained for the required period. Any exceptions granted under this Compliance Manual will also be reported to the relevant Board.

Any questions regarding the applicability of this Policy should be directed to the Chief Compliance Officer.

5.2.5 Governing Regulatory Statute

•	Section 16 of the Securities Exchange Act of 1934
•	Section 2(a)(3) of the Investment Company Act of 1940

5.2.6 Books and Records Retained

The records referenced or produced under this Policy will be retained in accordance with the relevant Company’s Books and Records: Recordkeeping Policies and Procedures.

5.3 Code of Ethics: Codes of Ethics for Principal Executive and Senior Financial Officers

Entities: Barings Private Credit Corporation, Barings BDC, Inc. and Barings Capital Investment Corp. (each a “Company”)

Compliance Policy: Code of Ethics for Principal Executive and Senior Financial Officers (“Policy”)

Board Oversight Body: Full Board

Original Date of Policy: August 2, 2018

Last Revision Date: March 15, 2021

5.3.1 Introduction

This Policy has been adopted by each Company to ensure compliance with Section 406 under the Sarbanes-Oxley Act of 2002 (“SOX”). The Policy applies to a Company’s principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions (“Covered Officers”). A listing of positions currently within the ambit of Covered Officers for each Company is included in Appendix 1 - List of Service Providers and Company Officers. The obligations imposed by this Policy are separate from and in addition to any obligations that may be imposed on Covered Persons under the Code of Ethics adopted by each Company under Rule 17j-1 of the Investment Company Act of 1940, as amended and any other code of conduct applicable to Covered Officers in whatever capacity they serve. This Policy does not incorporate by reference any provisions of the Rule 17j-1 Code of Ethics and accordingly, any violations or waivers granted under the Rule 17j-1 Code of Ethics will not be considered a violation or waiver under this Policy. The administrator of this Policy (“Code Administrator”) will be each Company’s Adviser or his or her designee.

5.3.2 Policy Statement

This Policy sets forth standards and procedures that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that a Company file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;
•	Compliance with applicable governmental laws, rules and regulations;
•	Prompt internal reporting of violations of this Policy to an appropriate person identified; and
•	Accountability for adherence to this Policy.

It is acknowledged that, as a result of the contractual relationship between a Company and its Adviser, of which the Covered Officers are also officers or employees, and subject to the Adviser’s fiduciary duties to the Company, the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that may have different effects on the Adviser and the Company. It is further acknowledged that the participation of the Covered Officers in such activities is inherent in the contractual relationship between a Company and its Adviser and is consistent with the expectations of the Company’s Board of Directors (“Board” or “Directors”) with respect to the performance by the Covered Officers of their duties as officers of the Company.

In general, the principles that govern honest and ethical conduct, including the avoidance of conflicts of interest between personal and professional relationships, reflect, at the minimum, the following: (i) the duty at all times in performing any responsibilities as a financial officer, controller, accountant or principal executive officer of a Company, to place the interests of the Company ahead of personal interests; (ii) the fundamental standard that Covered Officers should not take inappropriate advantage of their positions; (iii) the duty to assure that the Company’s financial statements and reports to shareholders are prepared honestly and accurately in accordance with applicable rules, regulations and accounting standards; and (iv) the duty to conduct the Company’s business and affairs in an honest and ethical manner. Each Covered Officer should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

5.3.3 Procedures

Prohibitions

The specific provisions and reporting requirements of this Policy are concerned primarily with promoting honest and ethical conduct and avoiding conflicts of interest between personal and professional relationships.

No Covered Officer may use information concerning the business and affairs of a Company, including the investment intentions of the Company, or use his or her ability to influence such investment intentions, for personal gain to himself or herself, his or her family or friends or any other person or in a manner detrimental to the interests of the Company or its shareholders.

No Covered Officer may use his or her personal influence or personal relationships to influence the preparation and issuance of financial reports of a Company whereby the Covered Officer would benefit personally to the detriment of the Company and its shareholders.

No Covered Officer will, in connection with carrying out his or her official duties and responsibilities on behalf of a Company:

•	Employ any device, scheme or artifice to defraud the Company or its shareholders;
•	Intentionally cause the Company to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in its official documents, regulatory filings, financial statements or communications to the public;
•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company or its shareholders;
•	Engage in any manipulative practice with respect to the Company;
•	Intentionally cause the Company to fail to comply with applicable laws, rules and regulations, including failure to comply with the requirement of full, fair, accurate, understandable and timely disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;
•	Intentionally mislead or omit to provide material information to the Company’s independent auditors or to the Board or the officers of the Company or its Adviser in connection with Company related matters;
•	Fail to notify the Code Administrator promptly if he or she becomes aware of any existing or potential violations of this Policy or applicable laws; or
•	Retaliate against others for, or otherwise discourage, the reporting of actual or apparent violations of this Policy.

Reports of Conflicts of Interests

If a Covered Officer becomes aware of an actual or apparent conflict of interest under this Code, he or she must immediately report the matter to the Code Administrator. Upon receipt of such report, the Code Administrator will take prompt steps to determine whether an actual conflict of interest exists or appears to exist and, if so, will take steps, as necessary, to resolve the conflict or remedy the appearance thereof. If the Code Administrator determines that no actual or apparent conflict exists, the Code Administrator will meet with the Covered Officer to advise him or her of such finding and of his or her reason for taking no action. In lieu of determining whether a conflict or appearance of conflict exists, the Code Administrator may in his or her discretion refer the matter to the affected Company’s Board or any committee appointed by the Board to deal with such information.

If the Code Administrator is involved or believed to be involved in the conflict of interest or appearance of conflict of interest, the Covered Officer will report the matter directly to the Adviser’s General Counsel, who will take the same action as described above with respect to resolving the matter.

Waivers

Any Covered Officer requesting a waiver of any provision of this Policy must submit a written request for such waiver to the Code Administrator, setting forth the basis of such request and all necessary facts upon which such request can be evaluated. The Code Administrator will review such request and make a written determination thereon.

In determining whether to waive any of the provisions of this Policy, the Code Administrator will consider whether the proposed action:

•	Is prohibited by this Policy;
•	Is consistent with honest and ethical conduct; and
•	Will result in a conflict of interest between the Covered Officer’s personal and professional obligations to a Company.

In lieu of determining whether to waive any provision of this Policy, the Code Administrator may in his or her discretion refer the matter to the affected Board or any committee appointed by the Board to deal with such information.

Reporting Requirements

•	Each Covered Officer will, upon becoming subject to this policy, be presented with a copy of this Policy by the Code Administrator, and will affirm in writing to the Code Administrator that he or she has received, read, understands and will adhere to this Code Policy.
•	At least annually, all Covered Officers will be provided with a copy of the current Policy by the Code Administrator, and will certify that they have read and understand the Policy and recognize that they are subject thereto.
•	At least annually, all Covered Officers will certify that they have complied with the requirements of this Policy and that they have disclosed or reported any violations of this Policy to the Code Administrator.
•	The Code Administrator will submit a quarterly report to the relevant Board of Directors (“Board” or “Directors”) or any committee appointed by the Board to deal with such information, containing (i) a description of any report of a conflict of interest or apparent conflict and the disposition thereof, (ii) a description of any request for a waiver from this Policy and the disposition thereof, (iii) any violation of the Policy that has been reported or found and the sanction imposed, and (iv) any other significant information arising in connection with the Policy, including any proposed amendments.
•	Each Covered Officer will notify the Code Administrator promptly if he or she knows of or has a reasonable belief that any violation of this Policy has occurred or is likely to occur. Failure to do so is a violation of this Policy.
•	Any changes to or waivers of this Code, including implicit waivers as defined in applicable SEC rules, will, to the extent required, be disclosed by the relevant Company as provided by applicable SEC rules.

Sanctions

Any violations of this Policy will be subject to the imposition of such sanctions by the Adviser as may be deemed appropriate under the circumstances to achieve the purpose of this Code and may include, without limitation, a letter of censure, suspension from employment or termination of employment, in the sole discretion of the Adviser, and/or removal as an officer of a Company, in the sole discretion of the relevant Board or any committee appointed by the Board to deal with such matters.

Administration and Construction

•	The administration of this Policy will be the responsibility of the Code Administrator, acting under the terms of this Policy and the oversight of the relevant Board or any committee appointed by the Board to deal with such information.
•	The Code Administrator will be the Adviser or his or her designee.
•	The duties of the Code Administrator will include:
•	Maintaining a current list of the names of all Covered Officers;
•	Furnishing all Covered Officers a copy of this Policy and initially and periodically informing them of their duties and obligations thereunder;
•	Maintaining or supervising the maintenance of all records required by this Policy, including records of waivers granted hereunder;
•	Issuing interpretations of this Policy which appear to the Code Administrator to be consistent with the objectives of this Policy and any applicable laws or regulations;
•	Conducting such inspections or investigations as will reasonably be required to detect and report any violations of this Policy, with his or her recommendations, to the Adviser’s Chief Executive Officer and to the relevant Board or any committee appointed by them to deal with such information; and
•	Periodically conducting educational training programs as needed to explain and reinforce the terms of this Policy.
•	In carrying out the duties and responsibilities described under this Policy, the Code Administrator may consult with other persons as necessary, including the relevant Company’s Legal Counsel, legal counsel to the Directors who are not interested persons, as defined in the Investment Company Act of 1940, as amended (“Disinterested Directors”), the Adviser’s Legal or Compliance Department and the Chief Legal Officer and Company Counsel.
1.	Required Records.

The Code Administrator will maintain or cause to be maintained in an easily accessible place the following records for the period required by applicable SEC rules (currently six years following the end of the fiscal year of the relevant Company in which the applicable event or report occurred):

•	A copy of any Policy which has been in effect during the period;
•	A copy of each certification pursuant to the Policy made by a Covered Officer during the period;
•	A copy of each report made by the Code Administrator pursuant to this Policy during the period;
•	A list of all Covered Officers who are or have been required to make reports pursuant to this Policy during the period, plus those persons who are or were responsible for reviewing these reports;
•	A record of any request to waive any requirement of this Policy, the decision thereon and the reasons supporting the decision;
•	A record of any report of any conflict of interest or appearance of a conflict of interest received by the Code Administrator or discovered by the Code Administrator during the period, the decision thereon and the reasons supporting the decision; and

•	A record of any violation of any such Policy and of any action taken as a result of such violation, during the period.
2.	Amendments and Modifications.

This Policy may not be amended or modified except by a writing that is approved or ratified by a majority vote of the relevant Board and the Disinterested Directors.

3.	Confidentiality.

This Policy is for the internal use of each Company. Reports and records prepared or maintained under this Policy are considered confidential and will be maintained and protected accordingly to the extent permitted by applicable laws, rules and regulations. Except as otherwise required by law or this Policy, such matters will not be disclosed to anyone other than the Directors and their respective legal counsel, the relevant Company’s Legal Counsel, the Chief Legal Officer, the Chief Compliance Officer, the independent auditors of such Company and its Adviser or its Legal Department, except as such disclosure may be required pursuant to applicable judicial or regulatory process.

5.3.4 Conflict Resolution and Escalation Process

Associates of any Service Provider and Officers and Directors of a Company will immediately report any issues that they believe are a potential or actual breach of any Policy or Procedure to the Chief Compliance Officer or in his/her absence to the relevant Company’s Chief Legal Officer or Counsel.

The Chief Compliance Officer, in consultation with the Adviser’s Legal Department, the Chief Legal Officer and Company Counsel, may grant exceptions to any provision in this Compliance Manual so long as such exceptions are consistent with the purpose of the Compliance Manual and applicable law, documented and retained for the required period. Any exceptions granted under this Compliance Manual will also be reported to the relevant Board.

Any questions regarding the applicability of this Policy should be directed to the Chief Compliance Officer.

5.3.5 Governing Regulatory Statute

•	Rule 17j-1 of Investment Company Act of 1940
•	Section 406 of Sarbanes-Oxley Act of 2002

5.3.6 Books and Records Retained

The records referenced or produced under this Policy will be retained in accordance with the relevant Company’s Books and Records: Recordkeeping Policies and Procedures.